Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-115553) pertaining to the EnerSys Employee Stock Purchase Plan and the EnerSys 2004 Equity Incentive Plan, of our reports dated June 9, 2006, with respect to the consolidated financial statements and schedule of EnerSys, EnerSys management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of EnerSys, included in the Annual Report (Form 10-K) for the year ended March 31, 2006.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

June 9, 2006